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                                                                    EXHIBIT 12.1


                         SAFEWAY INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (Dollars in millions)
                                   (Unaudited)


                                                 36 Weeks                                Fiscal Year
                                           ---------------------   ---------------------------------------------------------
                                            Sept. 9,   Sept. 11,
                                              2000       1999        1999        1998        1997        1996         1995
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
Income before income taxes and
       extraordinary loss                  $ 1,355.2    $1,147.7   $ 1,674.0   $ 1,396.9   $ 1,076.3   $   767.6   $   556.5

Add interest expense                           322.2       221.0       362.2       235.0       241.2       178.5       199.8

Add interest on rental expense (a)             126.6        96.9       183.0       108.2        88.5        90.0        87.5

Less equity in earnings of unconsolidated
       affiliates                              (18.0)      (19.6)      (34.5)      (28.5)      (34.9)      (50.0)      (26.9)

Add minority interest in subsidiary              1.1         4.4         5.9         5.1         4.4         3.4         3.9
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
       Earnings                            $ 1,787.1   $ 1,450.4   $ 2,190.6   $ 1,716.7   $ 1,375.5   $   989.5   $   820.8
                                           =========   =========   =========   =========   =========   =========   =========

Interest expense                           $   322.2   $   221.0   $   362.2   $   235.0   $   241.2   $   178.5   $   199.8

Add capitalized interest                         6.8         5.9         9.3         8.5         5.7         4.4         4.6

Add interest on rental expense (a)             126.6        96.9       183.0       108.2        88.5        90.0        87.5
                                           ---------   ---------   ---------   ---------   ---------   ---------   ---------
       Fixed charges                       $   455.6   $   323.8   $   554.5   $   351.7   $   335.4   $   272.9   $   291.9
                                           =========   =========   =========   =========   =========   =========   =========
       Ratio of earnings to fixed charges       3.92        4.48        3.95        4.88        4.10        3.63        2.81
                                           =========   =========   =========   =========   =========   =========   =========


(a) Based on a 10% discount factor on the estimated present value of future operating lease payments.